Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Preliminary Selected Unaudited Results for Fourth Quarter and Full Year 2016

WASHINGTON, DC (March 16, 2017) – Rentech, Inc. (NASDAQ: RTK) today announced preliminary, selected, unaudited financial and operating results for the fourth quarter and full year ended December 31, 2016. The Company also provided an update on its cost savings initiatives and liquidity. Rentech is completing its review of accounting for impairments and its tax provision. The Company currently expects to file its Annual Report on Form 10-K, with complete financial results for the periods, once it completes its review of impairments and its tax provision. In the interest of timely disclosure, Rentech elected to disclose the partial results contained in this press release.  The results below do not give effect to any asset impairment charges or any provision for income taxes.

Summary of Selected Results

The consolidated results consist of Fulghum Fibres (Fulghum), New England Wood Pellet (NEWP), Industrial Wood Pellets, which includes our Canadian pellet plants, and unallocated corporate expenses. The former Rentech Nitrogen Pasadena and East Dubuque facilities are classified as discontinued operations. The Pasadena and East Dubuque facilities were sold on March 14, 2016 and April 1, 2016, respectively. Rentech’s energy technologies business is also classified as discontinued operations. Allegheny’s operations are included in our operating results from January 23, 2015, the closing date of the acquisition.

Consolidated revenues from continuing operations for the fourth quarter of 2016 were $40.4 million, compared to $37.3 million in the prior year period. Consolidated revenues from continuing operations for 2016 were $150.7 million, compared to $156.5 million in the prior year period.

Gross loss from continuing operations for the fourth quarter of 2016 was $(4.2) million, compared to gross profit of $2.9 million in the prior year period. Gross loss from continuing operations for 2016 was $(6.5) million, compared to gross profit of $18.0 million in the prior year period.

Operating loss from continuing operations before impairments for the fourth quarter of 2016 was $(11.1) million, compared to $(24.3) million in the prior year period. Operating loss from continuing operations before impairments for 2016 was $(46.1) million, compared to $(50.7) million in the prior year period.

Consolidated Adjusted EBITDA loss for the fourth quarter of 2016 was $(5.4) million, compared to $(8.6) million in the prior year period. Consolidated Adjusted EBITDA loss for 2016 was $(22.2) million, compared to $(20.5) million in the prior year period. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Rentech expects impairments, which are non-cash items, related to its Canadian pellet plants of $110 to $120 million. The Company is still assessing impairments related to its Fulghum business. Fulghum has approximately $30 million of goodwill, which may be substantially impaired. In addition, Rentech expects an asset impairment relating to two mills for which a customer has indicated its intent to exercise its purchase option.  None of these estimated charges are including in the results provided in this press release.

Fulghum Fibres

Revenues were $22.8 million for the fourth quarter of 2016, compared to $22.4 million for the same period last year. Revenues from operations in the United States were $11.8 million for the fourth quarter of 2016, as compared to $15.2 million in the prior year period. Revenues from operations in South America were $11.0 million for the fourth quarter of 2016, as compared to $7.2 million in the prior year period. The decrease in revenues generated from operations in the

United States is primarily due to the previously announced sale of a mill in April 2016. The increase in South America revenues was primarily due to higher chip sales to Asia in 2016 as compared to 2015.

For the fourth quarter of 2016, our mills in the United States processed 2.8 million green metric tons, or GMT, of logs into wood chips and residual fuels; our mills in South America processed 0.6 million GMT of logs. For the fourth quarter of 2015, our mills in the United States processed 3.2 million GMT of logs into wood chips and residual fuels; our mills in South America processed 0.8 million GMT of logs.

Gross profit was $2.7 million for the fourth quarter of 2016, compared to $5.3 million for the same period last year. Gross profit margin for the fourth quarter of 2016 was 12%, compared to 24% for the same period in the prior year. The decreases in gross profit and gross margin were largely due to lower revenues as a result of the sale of a mill in the United States, partially offset by an increase in biomass product sales in South America and chip sales to Asia. In addition, the increase in biomass product sales, which have lower gross profit margins than our wood fibre processing services, contributed to the decrease in gross margin.

Fulghum recorded impairments totaling $10.6 million in the fourth quarter of 2015.

Operating income before impairments for the fourth quarter of 2016 was $1.3 million, as compared to an operating loss of ($7.6) million in the fourth quarter of 2015.

Adjusted EBITDA for the fourth quarter of 2016 was $3.5 million. This compares to Adjusted EBITDA of $6.2 million for the same period in 2015.

We announced in February 2017 that a customer of Fulghum has indicated its intent to exercise its option to purchase two wood chipping mills that Fulghum operates for the customer under a processing agreement. If the purchase option is indeed exercised, Rentech expects to receive a one-time cash payment of approximately $5.5 million. Fulghum expects the loss of these mills to negatively impact operating income and cash flow in the second half of 2017 and going forward. In 2016, these mills contributed approximately $3 million and $4 million of operating income and Adjusted EBITDA, respectively. Fulghum incurred capital expenditures of approximately $0.5 million for these two mills in 2016.

New England Wood Pellet

Revenues were $11.3 million for the fourth quarter of 2016 on deliveries of approximately 58,000 tons of wood pellets. Revenues were $12.9 million for the fourth quarter of 2015 on deliveries of approximately 64,000 tons of wood pellets. In the first three quarters of 2016, pellet sales at NEWP were negatively impacted by relatively warmer weather than in previous years, continuing depressed prices for competing heating fuels such as heating oil and propane, and changes in consumer buying patterns. The first two issues continued to impact wood pellet sales for the fourth quarter of 2016 and as a result, the market failed to materialize as we had expected.

NEWP began scaling back production in February 2016 in response to market conditions. NEWP’s plants produced at approximately 65% of capacity during 2016. NEWP expects some of the trends experienced in 2016 to continue into the first half of 2017. The business is monitoring market demand and inventory levels and will adjust production accordingly.

Gross profit for the fourth quarter of 2016 was $2.0 million, compared to $3.2 million for the same period in the prior year. Gross profit margin was 18% for the fourth quarter of 2016, compared to 25% for the same period in the prior year. Gross profit and gross profit margin were lower because of lower sales volumes and sales prices during the fourth quarter of 2016.

Operating income for the fourth quarter of 2016 was $1.1 million, as compared to an operating income of $1.9 million in the fourth quarter of 2015.

Adjusted EBITDA for the fourth quarter of 2016 was $2.3 million. This compares to Adjusted EBITDA of $3.2 million for the same period in 2015.

Wood Pellets: Industrial

Revenues were $6.3 million for the fourth quarter of 2016, earned by delivering approximately 45,300 metric tons of wood pellets. Revenues were $2.0 million for the fourth quarter of 2015, earned by delivering approximately 11,100 metric tons of wood pellets.

Gross loss for the fourth quarter of 2016 was $(8.9) million, compared to $(5.7) million for the same period in the prior year. Gross loss margin was (140)% for the fourth quarter of 2016, compared to (290)% for the same period in the prior year. The increased gross loss in 2016 was due to higher sales volumes at inventory costs that exceeded sales prices as the Atikokan and Wawa facilities were ramping up, including the related write down of inventory by $8.3 million during the fourth quarter of 2016 and $5.7 million in 2015. The improvement in gross loss margin between periods was due to improvements in inventory costs and increased revenues as a result of higher volumes shipped and higher sales prices during the fourth quarter of 2016 as compared to the prior year.

Operating loss before impairments for the fourth quarter of 2016 was $(10.9) million, as compared to an operating loss of ($12.2) million in the fourth quarter of 2015.

Adjusted EBITDA loss for the fourth quarter of 2016 was $(8.7) million. This compared to Adjusted EBITDA loss of $(11.7) million for the same period last year.

In February 2017, we announced that we decided to idle the Wawa facility due to continued difficulty with ramping up production, additional capital required to increase production to levels near the Wawa facility’s design capacity, projected operating costs which exceed our original expectations and uncertainty around future profitability. In addition, we initiated a formal process to explore strategic alternatives for the Wawa facility.

We agreed to deliver approximately 188,000 metric tons to Drax in 2016 of which approximately 176,800 metric tons were delivered (including approximately 45,800 metric tons shipped to Drax in January 2017). We did not incur penalties in 2016 for the shortfall in delivered pellets because the spot market prices for wood pellets were less than the contracted price with Drax. We have not made any additional shipments to Drax since January 2017, and our remaining inventory of approximately 12,000 metric tons is not sufficient to fill a vessel to ship to Drax in the near term.

Prior to the decision to idle the facility, we agreed to deliver approximately 336,000 metric tons to Drax in 2017. None of the 2017 deliveries has been shipped as of March 15, 2017, and further amendments to the delivery schedule under the Drax contract are expected based on the determination to idle the facility. At this time, we cannot make a determination if any penalties will be incurred as a result of the anticipated changes to the contract. Rentech guarantees the payment obligations under the terms of the Drax contract up to a maximum amount of CAD$20 million, including potential penalty payments. Rentech also guarantees the capital lease portion of the agreement under the terms of the contract with Quebec Stevedoring Company Limited for our exclusive use of railcar unloading services, pellet storage domes and ship loading services at the Port of Quebec. The remaining amount due under the capital lease is approximately $13.5 million as of December 31, 2016.

In February 2017, we reduced production at our Atikokan facility to levels necessary to only fulfill the delivery requirements under the OPG contract. We continue to monitor the Atikokan facility under the new operating plan. At this time, we expect the Atikokan facility to generate cash flow in the range of break-even to slightly positive under this plan. The Atikokan facility will no longer ship wood pellets to the Port of Quebec. We will continue to explore alternatives for selling additional wood pellets produced from the Atikokan facility to increase its utilization and profitability.

Corporate and Unallocated Expenses

Selling, general and administrative (SG&A) expenses were $2.6 million for the fourth quarter of 2016 compared to $5.5 million for the same period last year. The decrease was a result of the Company’s cost saving efforts, including a decrease in salaries, as well as reductions in equity-based compensation, transaction costs and computer services. Non-cash equity-based compensation expense was $0.4 million for the fourth quarter of 2016, compared to $0.7 million for the same period in the prior year.

Cost Savings

On the cost savings front, we now expect to achieve total consolidated annual SG&A expense savings of approximately $20 million, up from our prior guidance of $12 to $15 million of savings. We have completed restructuring actions that have resulted in approximately $13.6 million of consolidated SG&A expense savings in 2016, excluding approximately $2.6 million of reorganization and transaction costs. We expect to achieve the additional savings of approximately $6.5 million in 2017, excluding reorganization and transaction costs.

Liquidity

At this time, we believe we have sufficient liquidity from cash on hand and expected working capital to fund operations and corporate activities through calendar year 2017, but we may have costs associated with idling the Wawa facility and other events could arise that could increase our liquidity needs in 2017. We may also need additional liquidity to fund corporate activities through the first quarter of 2018. As a result, management expects to report in the Form 10-K substantial doubt about our ability to continue as a going concern over the next twelve months through March 2018, and we expect the report of the Independent Registered Public Accounting Firm for our consolidated financial statements for the fiscal year ended December 31, 2016 to disclose the same.

We have implemented plans to address our liquidity needs through a combination of cost reductions (as described above) and pursuing strategic alternatives. In February 2017, we announced that we idled the Wawa facility to conserve liquidity as we explore strategic alternatives for the facility. We also announced our plan to address potential liquidity needs by considering strategic alternatives for the Company as a whole that may include, but are not limited to, a sale of us, a merger or other business combination, a sale of all or a material portion of our assets or a recapitalization. We have retained Wells Fargo Securities, LLC to assist in the strategic alternatives review process.

We expect our NEWP and Fulghum businesses to generate positive cash flow and be self-sufficient from a liquidity perspective in 2017; however, there can be no assurance that either business will perform in line with our expectations. We expect that NEWP will need to renew its $6 million revolving credit facility in May 2017 to address seasonal working capital needs, but there can be no assurance the revolving credit facility will be renewed on acceptable terms. In addition, we expect the Atikokan facility to generate cash flow in the range of break-even to slightly positive under the revised operating plan to produce 45,000 metric tons of wood pellets per year.

There is no assurance that the strategic review process will result in a transaction, that we will achieve the cost savings we expect or that we will not require an additional source of funds. If we require additional capital and are unable to obtain it, there would be a material adverse effect on our business, results of operations, and financial condition.

Conference Call with Management

Rentech will hold a conference call today, March 16, 2016, at 7:00 a.m. PT to discuss its selected results for the fourth quarter and full year of 2016. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (888) 517-2513 or (847) 619-6533 and the passcode 6295319#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 9:30 a.m. PT on March 16 through 11:59 p.m. PT on March 23. The replay teleconference will be available by dialing (888) 843-7419 or (630) 652-3042 and the passcode 6295319#.

Rentech, Inc.

Selected Financial Results

(Stated in Thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues	$40,416	$37,267	$150,744	$156,457
Cost of sales	44,565	34,368	157,236	138,466
Gross profit (loss)	(4,149)	2,899	(6,492)	17,991
Operating expenses
Selling, general and administrative expense	6,299	11,591	32,489	48,892
Depreciation and amortization	670	1,638	3,184	5,175
Asset impairment	—	10,552	—	11,256
Other (income) expense, net	14	3,387	3,904	3,395
Total operating expenses	6,983	27,168	39,577	68,718
(1) Excludes the impact of expected impairments related to the Canadian pellet plants and Fulghum. Operating loss(1)	$(11,132)	$(24,269)	$(46,069)	$(50,727)

Rentech, Inc.

Selected Financial Results by Business Segment

(Stated in Thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(unaudited)
Revenues
Fulghum Fibres	$22,815	$22,396	$97,376	$94,219
Wood Pellets: Industrial	6,326	1,953	25,592	7,933
Wood Pellets: NEWP	11,275	12,918	27,776	54,305
Total revenues	$40,416	$37,267	$150,744	$156,457
Gross profit (loss)
Fulghum Fibres	$2,738	$5,349	$14,193	$18,293
Wood Pellets: Industrial	(8,870)	(5,661)	(25,174)	(12,388)
Wood Pellets: NEWP	1,983	3,211	4,489	12,086
Total gross profit (loss)	$(4,149)	$2,899	$(6,492)	$17,991
Selling, general and administrative expenses
Fulghum Fibres	$1,133	$1,129	$4,677	$4,999
Wood Pellets: Industrial	2,006	4,256	7,900	19,969
Wood Pellets: NEWP	602	684	2,176	2,693
Total segment selling, general and administrative expenses	$3,741	$6,069	$14,753	$27,661
Depreciation and amortization
Fulghum Fibres	$287	$879	$1,405	$2,986
Wood Pellets: Industrial	12	45	173	172
Wood Pellets: NEWP	303	583	1,203	1,468
Total segment depreciation and amortization recorded in operating expenses	$602	$1,507	$2,781	$4,626
Operating income (loss)
Fulghum Fibres	$1,309	$(7,576)	$7,826	$(1,324)
Wood Pellets: Industrial	(10,898)	(12,241)	(34,897)	(34,808)
Wood Pellets: NEWP	1,078	1,941	1,104	7,925
Total segment operating loss(1)	$(8,511)	$(17,876)	$(25,967)	$(28,207)
Reconciliation of segment operating loss to consolidated operating loss:
Segment operating loss	$(8,511)	$(17,876)	$(25,967)	$(28,207)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(2,553)	(5,522)	(17,736)	(21,231)
Corporate and unallocated depreciation and amortization expense	(68)	(131)	(404)	(549)
Corporate and unallocated income (expenses) recorded as other income (expense)	—	(740)	(1,962)	(740)
Consolidated operating loss(1)	$(11,132)	$(24,269)	$(46,069)	$(50,727)

(1) Excludes the impact of expected impairments related to the Canadian pellet plants and Fulghum.

Rentech, Inc.

Selected Balance Sheet

(Stated in Thousands)

                As of December 31, 2016

                      (unaudited)

Cash(1)	$28,319

GSO Credit Agreement	$52,250
Fulghum debt(2)	36,756
NEWP debt(3)	13,944
QS Construction Facility(4)	13,500
Total debt	$116,450

(1) Amount includes cash of $7.1 million at Fulghum. At December 31, 2016, NEWP’s cash balance was zero.

(2) Fulghum debt consists primarily of 13 term loans and three short term lines of credit with various financial institutions with each loan secured by specific property and equipment.

(3) The NEWP debt consists primarily of four term loans with each term loan secured by specific property and equipment.

(4) Amount represents the entire amount owed under the obligation.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA, which is a non-GAAP financial measure, is defined as operating income (loss) from continuing operations plus depreciation and amortization and unusual items like impairment charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
•	our operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA to operating loss from continuing operations for the fourth quarters and full years of 2016 and 2015.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(unaudited, in thousands)
Consolidated operating loss(1)	$(11,132)	$(24,269)	$(46,069)	$(50,727)
Add items:
Asset impairment	—	10,552	—	11,256
Depreciation and amortization	5,722	5,155	21,945	18,967
Other	5	—	1,965	—
Consolidated Adjusted EBITDA(2)	$(5,405)	$(8,562)	$(22,159)	$(20,504)

(1)	Excludes the impact of expected impairments related to the Canadian pellet plants and Fulghum.
(2)	The amount for 2016 includes write-offs for computer software, leasehold improvements, furniture and office equipment totaling $2.0 million.

The table below reconciles Fulghum’s Adjusted EBITDA to operating income (loss) for the fourth quarters and full years of 2016 and 2015.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(unaudited, in thousands)
Fulghum operating income (loss)(1)	$1,309	$(7,576)	$7,826	$(1,324)
Add Fulghum items:
Asset impairment	—	10,552	—	11,256
Depreciation and amortization	2,222	3,232	9,095	11,666
Fulghum's Adjusted EBITDA	$3,531	$6,208	$16,921	$21,598
(1)	Excludes the impact of expected impairments related to Fulghum.

The table below reconciles Adjusted EBITDA to operating income for 2016 for the two mills at Fulghum for which a customer has indicated its intent to exercise its purchase option.

The table below reconciles NEWP’s Adjusted EBITDA to operating income for the fourth quarters and full years of 2016 and 2015.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(unaudited, in thousands)
NEWP operating income	$1,078	$1,941	$1,104	$7,925
Add NEWP items:
Depreciation and amortization	1,200	1,262	3,247	4,517
NEWP's Adjusted EBITDA	$2,278	$3,203	$4,351	$12,442

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to operating loss for the fourth quarters and full years of 2016 and 2015.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(unaudited, in thousands)
Wood Pellets: Industrial operating loss(1)	$(10,898)	$(12,241)	$(34,897)	$(34,808)
Add Wood Pellets: Industrial items:
Depreciation and amortization	2,232	530	9,199	2,235
Wood Pellets: Industrial Adjusted EBITDA	$(8,666)	$(11,711)	$(25,698)	$(32,573)

(1)	Excludes the impact of expected impairments related to the Canadian pellet plants.

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing and wood pellet production businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech’s industrial wood pellet facilities are designed to produce wood pellets used as fuel for power generation. Please visit www.rentechinc.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: expected impairments, our exploration of strategic alternatives, expectations for the operations and results of Fulghum Fibres, NEWP, and our Canadian wood pellet facilities, cost savings and our liquidity. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

The financial information presented in this press release is unaudited and is subject to change, including as a result of subsequent events or adjustments, if any, arising prior to the filing of the Rentech’s Annual Report on Form 10-K for the year ended December 31, 2016.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

(310) 307-4772

ir@rentk.com